SECURITIES AND EXCHANGE COMMISSION
                        	Washington, D.C.  20549

                               	FORM 8-K

                            	CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                            	March 11, 1998

                         	ROYAL OAK MINES INC.
	        ------------------------------------------------------
        	(Exact name of registrant as specified in its charter)

                     	Commission File Number 1-4350

ONTARIO, CANADA        			                   98-0160821
-------------------------------              -------------------------------
(State or other jurisdiction of 			         	(I.R.S. Employer Identification
incorporation or organization)			           	No.)

c/o Royal Oak Mines (USA) Inc.
5501 Lakeview Drive
Kirkland,  Washington
U.S.A.                                       98033
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(Address of principal executive offices)		  	(Postal/Zip Code)

(425) 822-8992
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Registrant's telephone number, including
area code

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Item 5.   Other Events

          On March 11, 1998, the Registrant issued the following press release:

[Royal Oak Mines Inc. Press Release Letterhead]



	FOR  IMMEDIATE  RELEASE  FROM  KIRKLAND

                            	March 11, 1998

                   	Royal Oak Announces Cost Overrun
                         	 on Kemess Project

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced that it has completed today a detailed review of the capital cost on the Company's Kemess gold-copper project located in north central British Columbia. The review indicates that the capital cost is expected to be approximately C$470 million, an increase of 9.3% from the previously announced estimate in September 1997 of approximately C$430 million.

The overrun of approximately C$40 million is attributed to a number of unforeseen construction-related situations which have arisen. The prime issue relates to the continued escalating costs associated with the tailings dam construction which is now complete and the tailings line system which, when combined, account for over one half of the cost overrun. At the Company's request, the tailings pipeline design was changed to increase the number of tailings lines from one to two, in order to decrease the operating risk, adding additional costs to the previous estimates. In the dam and pipeline areas the previously estimated budgets had not adequately allowed for the added difficulties in handling of materials, nor for the control of sediments resulting from the earthworks program, nor for the substantial increase in the volumes of materials to be moved as a consequence of redesign.

In addition, an increase of $4.5 million has been incurred in the power line clearing and government-assessed stumpage costs and over $3 million for the project indirects associated with increased costs primarily for the staff requirements, site accommodations, travel, freight and fuel. The remaining overrun amounts are associated with redesign requirements during the mechanical, piping, and electrical stage of the project construction, and bulk construction material quantity reconciliations. In addition, the sizeable development of the infrastructure and site development earthworks, undertaken during the unexpected mild temperatures of the fall and winter, caused special handling precautions to be taken at a much higher cost than anticipated.

Construction of the Kemess Mine is estimated to be approximately 92% complete. Start-up is planned for late April of this year. Contrary to the misleading articles in The Financial Post today, construction is continuing at the site on the mill facilities, tailings pipeline system and all other areas.

As a result of the project overrun, the Company is evaluating a number of alternatives to fund the completion of construction at the Kemess Mine and provide sufficient working capital until Kemess generates positive cash flow. The Company is considering a number of funding alternatives and has hired investment bankers to assist in this review.

Margaret K. Witte, president and chief executive officer of Royal Oak said, "We are naturally disappointed that the capital cost has increased above our budget estimate but compared to other major projects recently constructed, we believe the project team has done an admirable job in minimizing the overruns to less than 10%.

"We believe that the economics of the Kemess project are still excellent even at these depressed gold and copper prices. The project will provide an attractive return to the Company and to our shareholders given the long mine life of approximately 16 years which should enable production to benefit from higher gold and copper prices in the future. The net cost of the Kemess project to Royal Oak is estimated at approximately C$518 million, including the acquisition cost of C$202 million, construction costs of C$470 million, and a contribution of C$154 million from the provincial government of British Columbia. This capital investment is equivalent to approximately US$60 per ounce of gold for the estimated 6 million ounces of gold that exist at Kemess North and South. Based upon the average life-of-mine production rate of 250,000 ounces of gold per year, the estimated average cash cost is US$128 per ounce of gold, net of copper credits at US$0.80 per pound of copper, and is well below the average for the industry.

Margaret Witte concluded, "Kemess is a key element in Royal Oak's return to profitability. Cost-cutting measures implemented in the fourth quarter of last year at the Company's Pamour and Giant mines resulted in an average cash cost of US$285 per ounce of gold at these operations which is below the current gold price of approximately US$294 per ounce."

In 1998, Royal Oak expects to produce approximately 382,000 ounces of gold at an estimated cash cost of US$202 per ounce, net of copper credits at US$0.80 per pound. In 1999, with a full year of production from the Kemess Mine, the Company plans to produce approximately 477,000 ounces of gold at an estimated cash cost of US$182 per ounce, net of copper credits at US$0.90 per pound.


For further information, contact:		or in Europe contact:

Mr. J. Graham Eacott 		                  		Mr. David Williamson
Vice-President, Investor Relations	       	David Williamson Associates
Royal Oak Mines 			                       	International Investor Relations
5501 Lakeview Drive		                    		15 St. Helen's Place, 3rd Floor
Kirkland, WA 98033-7314                  		London, England  EC3A 6DE
Telephone 	(425)822-8992	                		Telephone 	011-44-171-628-3989
Facsimile 	(425)822-3552		                	Facsimile 	011-44-171-920-0563

              	Internet site: http://www.royal-oak-mines.com

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                ROYAL OAK MINES INC.


Date:	March 11, 1998				                       	By: /s/ James H. Wood
                                                -----------------------
 		                                             James H. Wood
 	                                              Chief Financial Officer